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                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217


Pricing Supplement No. 6 dated July 27, 1999
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated
June 23, 1999)


                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                              Floating Rate Notes



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
Principal Amount:                                                       $50,000,000

CUSIP No.:                                                              15231E AE 8

Type:                                                         Regular Floating Rate

Interest Rate Basis:                                                  3 month LIBOR

Designated LIBOR Page:                                                Telerate 3750

Initial Interest Rate:                                                       5.810%

Original Issue Date:                                                  July 27, 1999

Stated Maturity:                                                      July 27, 2000

Price to Public (Issue Price per
$1,000 Principal Amount):                                                      100%

Agent's Discount or Commission:                                             $75,000

Net Proceeds to Centex:                                                 $49,925,000

Spread:                                                             50 Basis Points

Interest Rate Reset Period:                                               Quarterly

Interest Reset Dates and Payment                  October 27, January 27, April 27,
Dates:                                                                      July 27
                                                      (commencing October 27, 1999)
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     This Pricing Supplement relates to the original issuance and sale by Centex
Corporation of the $50,000,000 Senior Medium-Term Notes, Series A, described herein through Banc of America Securities LLC, as Agent.

     We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering, an aggregate of $175,000,000 has been issued.